UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 9, 2010
Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 755-2400
Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

As previously disclosed, the Board of Directors of Crown Media Holdings, Inc. (the “Company”) formed a Special Committee of three independent directors to review and consider a May 28, 2009 proposal from H C Crown Corp. (“HCC”) regarding a recapitalization of the amounts owed by the Company to HCC and its affiliates (the “HCC Debt”).  HCC is a wholly-owned subsidiary of Hallmark Cards, Incorporated.  The Special Committee of the Board and HCC have now approved and executed a Recapitalization Term Sheet, dated February 9, 2010, which represents non-binding terms of recapitalization transactions for the Company.  These transactions concern the HCC Debt , which was in the total amount of approximately $1.1 billion at December 31, 2009, and related matters.

As set forth in the Recapitalization Term Sheet, the recapitalization transactions include, among other things, $315 million principal amount of the HCC Debt being restructured into new debt instruments, $185 million principal amount of the HCC Debt being converted into convertible preferred stock of the Company and the balance of the HCC Debt being converted into shares of common stock of Crown, pari passu with the existing common stock.  The Term Sheet contemplates, among other things, extension of the automatic termination of the waiver under the existing Amended and Restated Waiver and Standby Purchase Agreement with Hallmark Cards, Incorporated and HCC until August 31, 2010; the waiver extends payment dates on certain HCC Debt. The Recapitalization Term Sheet is attached as an exhibit to this report.

The Recapitalization Term Sheet, in addition to being non-binding, is subject to completion of financial and other due diligence, the execution of definitive documents, and the procurement of all requisite consents and approvals.  Final documentation of the transactions may contain terms and provisions that are different from, or in addition to, the terms and provisions in the Recapitalization Term Sheet.  Further, there is no assurance that the Company or HCC will accept and execute any final documents for the recapitalization transactions or consummate the recapitalization transactions.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS.

A list showing the exhibit filed herewith is contained on the Exhibit Index, which immediately precedes such exhibit and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	February 10, 2010	By	/s/ Charles L. Stanford
Charles L. Stanford
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Recapitalization Term Sheet dated February 9, 2010.